Exhibit 99.1

Media Contact: Robin J. Lampe, Protection One Phone: 785.856.9350 Investor Contact: Darius G. Nevin, Protection One Phone: 785.856.9368

PROTECTION ONE ANNOUNCES FOURTH QUARTER AND
FULL YEAR 2005 RESULTS

Company increases retail RMR additions, notes improved attrition for full year 2005

Company to conduct conference call to review results today at 10 a.m. Eastern Time

LAWRENCE, Kan., March 20, 2006 — Protection One, Inc. (OTCBB: PONN), one of the leading providers of security monitoring services in the United States, today reported unaudited financial results for the fourth quarter and full year ended December 31, 2005.

Richard Ginsburg, Protection One’s President and CEO, commented, “I am pleased to report our Protection One Monitoring reporting unit delivered improved performance in several key operating metrics in 2005, including adding 10% more retail recurring monthly revenue (RMR) in 2005 than in 2004, while reducing retail RMR cancellations, excluding those due to Hurricane Katrina, by 3% compared to 2004.  We believe we have good momentum in 2006 to continue increasing our additions of retail RMR at a reasonable cost while maintaining or reducing retail RMR cancels.”

Fourth Quarter 2005 Results

The Company recorded monitoring and related services revenues of $61.3 million, a decrease of 0.3% from $61.5 million recorded in the fourth quarter of 2004.  Results in the fourth quarter of 2005 were adversely affected by Hurricane Katrina, the impact of which caused the suspension of billing on approximately $0.1 million of RMR in September 2005.  Approximately 50% of that RMR remained in suspended status as of December 31, 2005.  Of the balance, approximately half was cancelled in the fourth quarter of 2005 and the other half was reactivated.

Total revenues in the fourth quarter of 2005 were $66.5 million compared to $67.3 million in the fourth quarter of 2004, a decrease of 1.2%.  This decline is attributable primarily to lower amortization of

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previously deferred installation revenues which were reduced by push-down accounting adjustments (see “Push-Down Accounting” below for an explanation of why the Company adopted push-down accounting and a description of the impact of push-down accounting on the Company’s financial statements).

Net loss in the fourth quarter of 2005 was $(3.3) million, or $(0.18) per share, compared to net income of $18.7 million, or $9.53 million per share, in the fourth quarter of 2004, when the Company booked a $38.9 million income tax benefit arising from settlement of a tax sharing agreement with the Company’s former parent.  The calculation of amounts per share for the fourth quarter of 2004 has been adjusted to give retroactive effect to the previously reported one-share-for-fifty shares reverse stock split completed in February 2005.

Reflecting the one-share-for-fifty-shares reverse stock split and the debt-for-equity exchange that occurred in the first quarter of 2005, the weighted average number of outstanding shares was 18,198,571 in the fourth quarter of 2005, compared to 1,965,654 in the fourth quarter of 2004.

Fiscal Year 2005 Results

The Company realized monitoring and related services revenues of $26.5 million in the 39-day period commencing January 1, 2005, and ending with and including February 8, 2005 (the “pre-push down period”), and $219.5 million in the 326-day period beginning after that date and ending on December 31, 2005, utilizing the new basis of accounting (the “post-push down period”).

Total revenues in the pre- and post-push down periods of 2005 were $28.5 million and $234.5 million, respectively, and were $269.3 million in 2004.

Net loss in the pre- and post-push down periods in 2005 was $(11.4) million, or $(5.80) per share, and $(17.7) million, or $(0.97) per share, respectively, and was $(323.9) million, or $(164.78) per share, in 2004.  The per share amounts for 2004 have been adjusted to give retroactive effect to the one-share-for-fifty shares reverse stock split.  The net loss in 2004 included tax expense of $239.6 million, or $(121.88) per share, primarily due to a non-cash charge against income to establish a valuation allowance for non-realizable deferred tax assets resulting from the sale of the Company, which ended the Company’s participation in a consolidated tax group with its former parent company.

Reflecting the one-share-for-fifty-shares reverse stock split and the debt-for-equity exchange, the weighted average number of outstanding shares was 18,198,571 in the post-push down period and 1,965,654 in the pre-push down period and in 2004.

Recurring Monthly Revenue

Recurring monthly revenue (RMR) as of December 31, 2005, was $19.9 million, unchanged from December 31, 2004.  This result is an improvement over results achieved in recent years and reflects the Company’s substantial success in reducing attrition while increasing retail RMR generated from internal sales efforts.  In the fourth quarter of 2005, the Company’s Protection One Monitoring reporting unit added approximately $0.5 million of retail RMR through internal sales efforts, 13.7% more than it added in the fourth quarter of 2004.  In 2005 as a whole, the Protection One Monitoring reporting unit added approximately $1.9 million of retail RMR through internal sales efforts, 10.3% more than it added in 2004.  See “Non-GAAP Reconciliations” below for a reconciliation of RMR to reported revenue.

Customer Attrition

Excluding the benefit of move-in accounts (new residents in locations with pre-existing Company alarm systems), the customer attrition rate on a trailing 12 months basis ending December 31 for the Protection One Monitoring reporting unit (excluding wholesale and losses from Hurricane Katrina) decreased to 12.8% in 2005 from 12.9% in 2004 as attrition for 2005 as a whole improved modestly from that achieved in 2004.  Calculated on the same basis, the annualized customer attrition rate in the fourth quarter of fiscal 2005 for the Protection One Monitoring reporting unit increased to 12.8% from 12.3% during the fourth quarter of fiscal 2004.  The fourth quarter 2005 annualized result was affected by a higher level of cancellations in the Company’s southeast region, some of which may be attributable to the residual effects throughout the region of heightened tropical storm activity.

Including the benefit of move-in accounts, the customer attrition rate on a trailing 12 months basis ending December 31 for the Protection One Monitoring reporting unit (excluding wholesale and losses from Hurricane Katrina) decreased to 10.3% in 2005 from 10.4% in 2004. Calculated on the same basis, the annualized customer attrition rate in the fourth quarter of fiscal 2005 for the Protection One Monitoring reporting unit increased to 10.4% from 10.0% during the fourth quarter of fiscal 2004.

The annualized customer attrition rate for the Company’s Network Multifamily reporting unit (excluding losses from Hurricane Katrina) in the fourth quarter of fiscal 2005 was 4.5%, compared to 7.1% in the fourth quarter of fiscal 2004 and, on a trailing twelve months basis ending December 31, was 5.9% in 2005 compared to 6.4% in 2004, reflecting a modest decrease in contract buyouts and an increase in contract renewals.

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation, amortization and other items (“Adjusted EBITDA”) in the fourth quarter of 2005 was $20.8 million, down from $21.3 million in the fourth quarter of 2004, primarily due to expansion of our internal retail sales programs, which negatively affected EBITDA due to the expensing of certain sales overhead costs.

Adjusted EBITDA in the pre- and post-push down periods in 2005 was $9.0 million and $75.9 million, respectively, and was $87.8 million in 2004.  See “Non-GAAP Reconciliations” below for a reconciliation of Adjusted EBITDA to reported net loss and a discussion of certain uses and limitations related to Adjusted EBITDA.

Balance Sheet

The total debt outstanding, excluding debt discounts and premiums, as of December 31, 2005, was $344.2 million, compared to $505.5 million as of December 31, 2004, representing a decrease of 31.9%.  The Company had $233.8 million outstanding under its senior secured credit facility as of December 31, 2005.

On February 8, 2005, as previously reported, the Company reduced the aggregate principal amount outstanding under its credit facility with affiliates of Quadrangle Group LLC by $120.0 million in a debt-for-equity exchange.  In addition, the Company made a $3.0 million principal payment under the Quadrangle credit facility, further reducing this indebtedness to $78.0 million.  On March 11, 2005, the Company redeemed in full its outstanding 13 5/8% senior subordinated discount notes, in response to a tender offer.  On April 18, 2005, the Company entered into a new $250.0 million credit agreement enabling it to complete the redemption of its 7 3/8% senior notes due 2005 for approximately $166.3 million plus accrued interest and the repayment of its Quadrangle credit facility.  In June 2005, the Company made principal reduction payments totaling $15.0 million on its senior secured credit facility.  As a result of these transactions and regularly scheduled principal payments, the Company reduced its total debt by approximately $161.3 million in 2005 compared to total debt outstanding of $505.5 million on December 31, 2004.

The Company’s cash and equivalents as of December 31, 2005, were $19.9 million compared to $52.5 million at December 31, 2004.

Push-Down Accounting

On February 8, 2005, as previously reported, the Company consummated a debt-for-equity exchange with affiliates of Quadrangle Group LLC that resulted in Quadrangle reducing the aggregate principal amount outstanding under the Company’s credit facility with Quadrangle by $120 million, in exchange for 16 million shares of the Company’s common stock. The issuance of the new shares, together with shares already owned by Quadrangle, resulted in Quadrangle owning approximately 97.3% of the Company’s common stock.

As a result of Quadrangle’s increased ownership interest from the February 8, 2005, debt-for-equity exchange, the Company has ‘‘pushed down’’ Quadrangle’s basis to a proportionate amount of its underlying assets and liabilities acquired, based on the estimated fair market values of the assets and liabilities. It is important to note that the “push-down” accounting adjustments did not impact cash flows.

Due to the impact of the changes resulting from the push-down accounting adjustments described above, some results in 2005 may not be comparable to results achieved in 2004. Therefore, the income statement presentation of the Company’s results for the 12 months ended December 31, 2005, accompanying this release and to be included in the Company’s Form 10-K for the annual period ended December 31, 2005, (and in subsequent filings) separates the Company’s results into two periods:  (1) the 39-day period commencing January 1, 2005, and ending with and including the February 8, 2005, consummation of the debt-for-equity exchange, and (2) the 326-day period beginning after that date and ending on December 31, 2005, utilizing the new basis of accounting.

Non-GAAP Reconciliations

Adjusted EBITDA

Adjusted EBITDA  is used by management in evaluating operating performance and allocating resources, and management believes it is used by many analysts who follow the security industry.

Management also believes that presentation of Adjusted EBITDA with standard GAAP financial measures is useful because such measures collectively allow investors and management to evaluate and compare the Company’s operating results from period to period in a meaningful manner.  Adjusted EBITDA should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as income (loss) before income taxes or cash flow from operations.  Items excluded from Adjusted EBITDA are significant components in understanding and assessing the consolidated financial performance of the Company. For example, Adjusted EBITDA does not reflect historical or future interest expense; principal payments; changes in working capital needs; cash requirements for acquiring new customers, replacing certain assets that are being depreciated or amortized, or other capital expenditures; or certain event-related expenses such as change in control, debt restructuring, consolidation, employee retention or sale-related expenses.  Accordingly, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.  The Company’s calculation of Adjusted EBITDA may be different from the calculation used by other companies and comparability may be limited.  See the table below for the reconciliation of Adjusted EBITDA to consolidated loss before income taxes.

	Consolidated
	(dollar amounts in thousands)
	2005		2004
	February 9 through December 31	January 1 through February 8	Year Ended December 31,
Loss before income taxes	$(17,423)	$(11,370)	$(84,327)
Plus:
Interest expense	30,634	4,544	44,398
Amortization of intangibles and depreciation expense	45,889	6,638	78,455
Amortization of deferred costs in excess of amortization of deferred revenues	8,489	2,837	21,542
Reorganization costs (a)	—	6,374	27,848
Corporate consolidation costs (b)	2,339	—	—
Loss on retirement of debt	6,657	—	47
Less:
Other expense (income)	(688)	(15)	(147)
Adjusted EBITDA	$75,897	$9,008	$87,816

(a)                                              Reorganization costs for 2005 include fees paid upon completion of the restructuring transactions, key employee retention plan payments and legal fees.  Reorganization costs for 2004 include change of control and debt restructuring expense.

(b)                                             Corporate consolidation costs relate to the consolidation of management and other corporate functions of our Network Multifamily segment and include severance payments and accrued expenses relating to retention agreements.

	Consolidated
	Three Months Ended December 31,
	2005	2004
	(dollar amounts in thousands)
Loss before income taxes	$(3,321)	$(20,140)
Plus:
Interest expense	7,771	10,978
Amortization of intangibles and depreciation expense	12,967	19,574
Amortization of deferred costs in excess of amortization of deferred revenues	3,029	5,975
Change in control and debt restructuring costs	—	4,886
Corporate consolidation costs	460	—
Less:
Loss on retirement of debt	—	47
Other (income) expense	(60)	(47)
Adjusted EBITDA	$20,846	$21,273

Recurring Monthly Revenue

The Company believes the presentation of recurring monthly revenue is useful to investors because the measure is often used by investors and lenders to evaluate companies such as Protection One with recurring revenue streams.  Management monitors recurring monthly revenue, among other things, to evaluate the Company’s ongoing performance.

The table below reconciles recurring monthly revenue to revenues reflected on the consolidated statements of operations.

	Feb. 9, through December 31,	Year Ended December 31,
	2005	2004
	(dollar amounts in millions)
Recurring Monthly Revenue at December 31	$19.9	$19.9
Amounts excluded from RMR:
Amortization of deferred revenue	0.5	0.8
Other revenues (a)	1.9	1.7
Revenues (GAAP basis):
December	22.3	22.4
February 9 – November 30, 2005	212.2	—
January – November, 2004	—	246.9
Total period revenue	$234.5	$269.3

(a) Revenues not pursuant to monthly contractual billings.

Conference Call and Webcast

Protection One will host a conference call and audio webcast today at 10 a.m. Eastern Time to review these results. The call may be accessed by dialing (800) 289-0494 (inside the United States and Canada) or via a webcast at www.ProtectionOne.com. The reference code associated with the call is 9982345.

A webcast replay will be available shortly after the call at www.ProtectionOne.com. A telephonic replay of the call also will be available until April 3, 2006. To listen to the telephonic replay, dial (719) 457-0820 or (888) 203-1112 and enter the following passcode: 9982345.

Protection One, Inc. is one of the largest providers of security monitoring services in the United States.  Including its Network Multifamily subsidiary, a leading security provider to the multifamily housing market, Protection One provides monitoring and related security services to more than one million residential and commercial customers.  For more information about Protection One, visit http://www.ProtectionOne.com.

Forward-looking Statements: Certain matters discussed in this news release are “forward-looking statements.”  The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability.  Forward-looking statements may include words or phrases such as “we believe,” “we anticipate,” “we expect” or words of similar meaning.  Forward-looking statements may describe our future plans, objectives, expectations or goals.  Such statements may address future events and conditions concerning customer retention, debt levels, debt service capacity, revenue stabilization and stabilization of our customer account base.  Our actual results may differ materially from those discussed here as a result of numerous factors, including our significant debt obligations, net losses and competition.  See our Annual Report on Form 10-K for the year ended December 31, 2005, which we expect will be filed with the SEC on March 20, 2006, for a further discussion of factors affecting our performance.  Protection One disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this news release.

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Protection One and Subsidiaries

Summary Income Statement

(Amounts in thousands, except per share amounts)

	2005		2004
	February 9 - December 31	January 1 - February 8	January 1 - December 31
Revenues:
Monitoring & related services	$219,475	$26,455	$247,498
Other	15,006	2,088	21,761
Total revenue	234,481	28,543	269,259

Cost of revenues:
Monitoring & related services	62,243	7,400	69,598
Other	18,816	3,314	31,981
Total cost of revenues	81,059	10,714	101,579

Selling expenses	28,856	3,989	33,495
General & administrative	57,158	8,104	71,377
Change in control and debt restructuring costs	—	5,939	24,382
Corporate consolidation costs	2,339	—	—
Amortization of intangibles and depreciation expense	45,889	6,638	78,455
Total operating expenses	134,242	24,670	207,709

Operating income (loss)	19,180	(6,841)	(40,029)

Other income/(expense)
Interest expense, net	(30,634)	(4,544)	(44,398)
Loss on retirement of debt	(6,657)	—	(47)
Other	688	15	147
Loss before income taxes & extraordinary item	(17,423)	(11,370)	(84,327)
Income tax expense	(312)	(35)	(239,579)

Net loss	$(17,735)	$(11,405)	$(323,906)

Net loss per common share (a)	$(0.97)	$(5.80)	$(164.78)

Other Data:

Weighted average common shares outstanding (a)	18,199	1,966	1,966

(a) - gives effect to the one-for-fifty-shares reverse stock split on February 8, 2005.

Protection One and Subsidiaries

Summary Income Statement

(Amounts in thousands, except per share and subscriber amounts)

	Quarter Ended December 31,
	2005	2004
Revenues:
Monitoring & related services	$61,332	$61,524
Other	5,174	5,802
Total revenue	66,506	67,326

Cost of revenues:
Monitoring & related services	17,742	17,346
Other	6,107	8,897
Total cost of revenues	23,849	26,243

Selling expenses	9,205	9,448
General & administrative	15,622	18,888
Change in control and debt restructuring costs	—	2,336
Corporate consolidation costs	473	—
Amortization of intangibles and depreciation expense	12,967	19,573
Total operating expenses	38,267	50,245

Operating income (loss)	4,390	(9,162)

Other income/(expense)
Interest expense, net	(7,771)	(10,978)
Other	60	—
Loss before income taxes & extraordinary item	(3,321)	(20,140)
Income tax expense	4	38,885

Net income (loss)	$(3,317)	$18,745

Net income (loss) per common share (a)	$(0.18)	$9.53

Other Data:

End of period subscribers	1,012,797	1,030,113
Weighted average common shares outstanding (a)	18,199	1,966

(a) - gives effect to the one-for-fifty-shares reverse stock split on February 8, 2005.

Protection One and Subsidiaries

Summary Balance Sheet and Cash Flow Data

(Dollars in Thousands)

Balance Sheet Data:

	December 31, 2005	December 31, 2004
ASSETS
Current assets	$60,586	$96,563
Restricted cash, net of current portion	1,597	—
Property and equipment, net	19,406	31,152
Customer accounts, net	232,875	176,155
Goodwill	12,160	41,847
Tradename	25,812	—
Deferred customer acquisition costs	73,198	107,310
Other assets	8,521	8,017
	$434,155	$461,044

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$65,653	$469,123
Long term debt, net of current portion	321,293	110,340
Deferred customer acquisition revenue	39,873	57,433
Other liabilities	1,416	1,757
Total liabilities	428,235	638,653

Stockholders’ equity (deficiency in assets)	5,920	(177,609)
	$434,155	$461,044

Cash Flow Data:

	2005		2004
	February 9 - December 31	January 1 - February 8	January 1 - December 31

Net cash provided by operating activities	$40,413	$3,710	$61,814

Net cash used in investing activities	$(24,151)	$(2,473)	$(30,369)

Net cash provided by (used in) financing activities	$(50,134)	$—	$(14,120)